Exhibit 99.2

Media:	Analysts:
Susan Gallagher	Doug Fischer
(314) 554-2175	(314) 554-4859
sgallagher@ameren.com	dfischer@ameren.com

AMEREN BOARD ANNOUNCES EXECUTIVE MANAGEMENT CHANGES,
NOMINATES TWO NEW DIRECTORS FOR ELECTION AT ANNUAL MEETING IN APRIL

St. Louis, Mo., March 2, 2009---The board of directors of Ameren Corporation (NYSE:AEE) announced today that, effective May 1, 2009, Thomas R. Voss will succeed Gary L. Rainwater as president and chief executive officer of Ameren, with Rainwater remaining with Ameren in the role of executive chairman.  Voss is currently president and chief executive officer of AmerenUE, the company’s regulated Missouri utility company.

The board also nominated as directors Voss and Ellen M. Fitzsimmons, senior vice president of law and public affairs, general counsel and corporate secretary of CSX Corporation, a leading transportation supplier.  Voss and Fitzsimmons are nominees for election at the Ameren Corporation annual meeting of shareholders on April 28.

“Gary Rainwater will continue to serve Ameren as he has throughout his 30-year career with great distinction,” said Patrick T. Stokes, lead director of the Ameren board and former chairman of Anheuser-Busch Companies, Inc. “Gary has directed strategic planning for a range of corporate initiatives, including three acquisitions that tripled the company’s customer base over the past decade. More recently, his leadership was critical in formulating a strategic response to the global financial crisis and volatile market conditions. That response has included acting swiftly to increase the company’s liquidity by cutting spending and reducing the common stock dividend—a tough but necessary decision.  Gary’s strong leadership and principled approach have positioned the company for future success.”

Rainwater noted that Voss brings to the position of president and chief executive officer 40 years of experience at the company.  “Tom’s leadership skills have improved operations in many segments of our enterprise, from his service in our energy delivery operations in Illinois to his initiatives to improve reliability at AmerenUE.  His deep industry knowledge and hands-on experience in areas ranging from energy trading to non-rate-regulated generation to nuclear power make him an ideal choice for the CEO position,” said Rainwater.

Voss noted that he appreciates the trust that the Ameren board has vested in him.  “I believe this is a great company with many strengths and that we are positioned to succeed by pursuing our key strategies of investing in our regulated businesses, building constructive regulatory frameworks and optimizing our existing non-rate-regulated generation assets,” he said.  “Most of all, we are focused on delivering safe and affordable energy, while achieving solid returns for our shareholders. At Ameren, we pledge to provide reliable power, dedicated customer service and a vision for a sustainable future.  We listen.  We respond.  We deliver.”

Replacing Voss as president and chief executive officer of AmerenUE will be Warner L. Baxter, who is currently executive vice president and chief financial officer of Ameren and president and chief executive officer of Ameren Services Company.  “This position will allow Warner to gain additional operations experience that will prove invaluable in his overall development as a senior leader of the company,” said Voss.  “He has provided strong leadership in the areas of finance and accounting over the last 13 years.”

Daniel F. Cole, now senior vice president, administration, Ameren Services, will replace Baxter as president and chief executive officer of Ameren Services. “With more than 30 years at the company, Dan brings a wealth of experience in directing administrative functions, including corporate planning.  Over the past five years, he has served as the senior executive in charge of areas as diverse as strategic sourcing and information technology and will continue to direct those operations, in addition to assuming senior management responsibility for strategic initiatives and enterprise risk management,” said Voss.

Martin J. Lyons, senior vice president and chief accounting officer, will, in addition to his current responsibilities, assume Baxter’s role as chief financial officer.  “Following a successful career in public accounting, Marty has served the company for more than eight years, assuming increasingly responsible positions within the finance function,” said Voss. “Marty brings abundant financial expertise and leadership experience to the vital role of chief financial officer.”

With assets of approximately $23 billion, Ameren, through its subsidiaries, serves approximately 2.4 million electric customers and nearly one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.
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BACKGROUND INFORMATION:

NAMED EXECUTIVE CHAIRMAN OF THE BOARD, AMEREN CORPORATION.  Gary L. Rainwater, 62, Ameren chairman, president and chief executive officer since 2004, was named executive chairman of the board.  In 2001, Rainwater was promoted to president and chief operating officer of Ameren, after serving as president and CEO of AmerenCIPS and of Ameren’s non-rate-regulated generating subsidiary.  Rainwater joined the company in 1979 as an engineer in Electric Transmission and Distribution, where he served for three years before joining Corporate Planning, where he held a series of increasingly responsible positions.  Rainwater directed the company’s strategic planning efforts and managed the power generation and transmission planning, wholesale power marketing and rate design functions.  Rainwater holds a bachelor of science degree in electrical engineering from the University of Missouri-Columbia and a master of systems management degree from the University of Southern California.

NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMEREN CORPORATION AND NOMINATED FOR DIRECTOR OF THE AMEREN BOARD.  Thomas R. Voss, 61, was named president and chief executive officer of AmerenUE in January 2007.  Prior to this appointment, he served as president of a subsidiary that included all non-nuclear generation in addition to energy marketing, fuels procurement and transportation and fuels-related products and services.  Previously, he served as senior vice president over the design, construction, operation and maintenance of all gas and electric delivery systems and also of all customer care activities for Ameren’s utility companies.  Voss began his career with the company in 1969 after earning a bachelor’s degree in electrical engineering from the University of Missouri-Rolla, now Missouri University of Science and Technology.  He is a registered professional engineer in Missouri and Illinois.

NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMERENUE. Warner L. Baxter, 47, was named executive vice president and chief financial officer in October 2003, after having been named senior vice president, finance, in September 2001.  In January 2007, he was elected to the additional position of president and chief executive officer of Ameren Services.  Baxter joined Union Electric Company in August 1995 as assistant controller and was named vice president and controller of Ameren Corporation following its formation in 1997.  During his career at the company, Baxter has been instrumental in negotiating the terms of the acquisitions of Illinois Power Company and CILCORP Inc. Before joining Ameren, Baxter served as senior manager of PricewaterhouseCoopers, LLP in New York City and St. Louis.  Baxter earned a bachelor of science degree in accounting from the University of Missouri-St. Louis.

NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMEREN SERVICES COMPANY. Daniel F. Cole, 55, has served as senior vice president, administration, since October 2004.  Before that, from 2001 to 2003, Cole was president of the company’s Illinois-based, non-rate-regulated generating subsidiary. Cole has responsibility for the transmission, supply chain, real estate, facilities management, environmental compliance and information technology functions of the company.  Cole was named a senior vice president of Ameren Services in 1999, after serving as vice president of corporate planning.  He joined Union Electric Company in 1976 as an engineer at the Callaway Nuclear Plant, where he assumed progressively greater levels of responsibility in engineering roles.  He has represented Ameren on the Economics and Strategic Planning Committees of the Edison Electric Institute (EEI)--the association of investor-owned electric utility companies in the United States.  He is a registered professional engineer in Missouri and Illinois and holds both bachelor’s and master’s degrees in Engineering Management from the University of Missouri-Rolla, now Missouri University of Science and Technology.

NAMED SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AMEREN CORPORATION. Martin J. Lyons, 42, was named senior vice president and chief accounting officer in January 2008, after serving for five years as vice president and controller.  In his current position, Lyons is responsible for tax reporting and compliance, investor relations, accounting and financial reporting and commodity risk management.  He joined Ameren in 2001 as controller after serving as a partner in PricewaterhouseCoopers’ St. Louis office, where he provided auditing and consulting services, with a focus on utility clients.   Lyons earned a bachelor's of science degree in accounting from Saint Louis University and a master’s degree in business administration from Washington University in St. Louis.  He is the current chairman of the EEI Executive Advisory Committee of Chief Accounting Officers.  Lyons is a member of the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants.

NOMINATED FOR DIRECTOR OF THE AMEREN BOARD. Ellen M. Fitzsimmons, 48, is senior vice president of law and public affairs, general counsel and corporate secretary of CSX Corporation.  She joined CSX Corporation in 1991 and has served in her current position since December 2003. Fitzsimmons oversees all legal, government relations and public affairs activities for CSX.  During her 17-year tenure with CSX, her responsibilities have included key roles in major risk- and corporate governance-related areas.